Exhibit 10.1

AMENDMENT NO. 2
TO

EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) is made as of and effective this 23 day of October, 2019, by and between CalAmp Corp. (the “Company”) and Kurtis J. Binder (“Employee”).

RECITALS:

A.The Company and Employee are parties to that certain Employment Agreement originally dated as of July 27, 2017 and as previously amended on May 31, 2018 (the “Employment Agreement”), pursuant to which Employee is employed by the Company.

B.The Company and Employee desire to amend the terms of the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.	The first sentence of Section 6(e) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“If, within the three-month period preceding or the 12-month period following a Change of Control (as defined below), the Company terminates Executive’s employment for other than Cause or disability or Executive terminates employment for Good Reason (as defined below), then (i) one hundred percent (100%) of Executive’s then unvested equity awards granted under the Company’s stock incentive plans after the Executive became an employee of the Company shall become vested and, with respect to any options that are exercisable or become exercisable, such options shall remain exercisable for 12 months following the Termination Date, (ii) the Executive shall be entitled to an amount equal to 18 months of Executive’s then Base Salary, less standard withholdings for tax and social security purposes, payable over such 18 month term in monthly pro rata payments commencing as of the Termination Date, subject to such longer period as may be provided by the Company’s 2004 Incentive Stock Plan, (iii) the Executive shall be entitled to an amount equal to a pro rata portion of Executive’s target bonus under the Company’s annual incentive plan based on the number of days worked in the year of termination, and (iv) the Company will pay the premiums for continued coverage in the Company’s health and welfare plans under the continuation coverage provisions of COBRA for a period of 18 months following the Termination Date (or the cash equivalent of such amount).”

2.	Section 6(h) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(h)Excess Parachute Payments, Limitation on Payments.

(i)  Best Pay Cap.  Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 6 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) then, if elected by Executive, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, any cash payments shall first be reduced, and any noncash payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the

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Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(ii)  Certain Exclusions.  For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.”

3.	Section 9(g) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(g)Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California without giving effect to principles of conflicts of law.”

4.

This Amendment shall be and, as of the date hereof, is hereby incorporated into and forms a part of, the Employment Agreement.  The terms of the Employment Agreement not modified by this Amendment will remain in force and are not affected by this Amendment.

5.

This Amendment will be governed and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.  Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Employment Agreement.

6.

Original signatures transmitted and received via facsimile or other electronic transmission of a scanned document, (e.g., .pdf or DocuSign) are true and valid signatures for all purposes hereunder and shall bind the parties to the same extent as that of an original signature.  This Amendment may be executed in multiple counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute only one document.

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IN WITNESS WHEREOF, the parties above have executed this Amendment as of the date first written above.

/s/ Kurtis J. Binder
Kurtis J. Binder

CALAMP CORP.

/s/ Michael Burdiek
By:	Michael Burdiek
President & CEO

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